Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              RADYNE COMSTREAM INC.
             (Exact name of registrant as specified in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                   11-2569467
                      (I.R.S. Employer Identification No.)

                              3138 E. Elwood Street
                             Phoenix, Arizona 85034
                    (Address of Principal Executive offices)

                        1999 Employee Stock Purchase Plan
                            (Full title of the plan)

                             John B. Wade, III, Esq.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 415-9200
            (Name, Address and Telephone Number of Agent for Service)


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CALCULATION OF REGISTRATION FEE

                                       Proposed   Proposed
Title of                               Maximum    Maximum
Securities           Amount            Offering   Aggregate       Amount of
to be                to be             Price per  Offering        Registration
Registered           Registered        Share      Price           Fee
------------------------------------------------------------------------------

Common Stock,
    Par value
     $0.002
    Per Share        1,000,000 shs.    $2.39      $2,390,000       $664.42
------------------------------------------------------------------------------

         Total       1,000,000 shs.               $2,390,000       $664.42
------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h)(1) on the basis of the last reported sale price of Radyne ComStream Inc.'s common stock as of November 1, 1999.

                                -----------------

This registration statement is effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933 (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     This registration statement incorporates by reference the documents described below that Radyne ComStream Inc. (the "Company") previously filed with the Securities and Exchange Commission ("SEC"). These documents, which may be obtained from the SEC, contain important information about the Company and its finances.

     (a) The Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1998;

     (b) The Company's quarterly report on Form 10-Q/A for the quarter ended March 31, 1999;

     (c) The Company's quarterly report on Form 10-Q/A for the six month period ended June 30, 1999;

     (d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1998, including but not limited to, the Form 8-K/A filed on May 6, 1999; and

     (e) The description of the Company's common stock $.002 par value, as contained in its registration statement on Form 8-A, filed on March 8, 1984.

     In addition, all documents the Company subsequently files with the SEC, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing a post-effective amendment to this registration statement which indicates that the securities offered by this registration statement have been sold or which deregisters all securities remaining unsold, shall also be considered to be incorporated by reference in this registration statement from the date the documents are filed.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

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


Item 6. Indemnification of Directors and Officers.

     The Company carries directors and officers liability insurance in the amount of $2,000,000. In addition, New York Business Corporation Law, Article 7, enables a corporation in its original certificate of incorporation, or an amendment approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation does not apply where there has been bad faith, intentional misconduct or a knowing violation of law, the payment of a dividend or approval of a stock repurchase which is illegal, any other violation of Section 719 of the New York Business Corporation Law, or a financial profit or other advantage to which the director was not legally entitled. The Company's Certificate of Incorporation includes the following language:

     "SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided that, except as hereinafter provided, this Article SEVENTH shall neither eliminate nor limit liability: (a) if a judgment or final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director's acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Article SEVENTH. If the Corporation hereafter may by law be permitted to further eliminate or limit the personal liability of directors, then pursuant hereto the liability of a director of the Corporation shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law. Any repeal of or modification to the provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article SEVENTH immediately prior to such repeal or modification.

     EIGHTH: The Corporation may, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section of the Business Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person."

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Exhibit Index on page II-7 of this registration statement.

Item 9. Undertakings.

          (1)  The Company undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act, unless the information required to be included in the post-effective amendment to the registration statement is contained in a periodic report required to be filed by the Company or the plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated in this registration statement by reference;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in the post-effective amendment is contained in a periodic report filed by the Company or the plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated in this registration statement by reference;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement related to the securities offered herein, and the offering of those securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the Company's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 26, 1999.


                                                     RADYNE COMSTREAM INC.



                                                     By: /s/ Robert C. Fitting
                                                        ------------------------
                                                         Robert C. Fitting
                                                         Chief Executive Officer


     IT IS AGREED, that each person whose signature appears below constitutes and appoints Robert C. Fitting, his true and lawful attorney-in-fact, with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of the Company, any and all amendments to this registration statement on Form S-8 and all instruments necessary or incidental to them, and to file such amendments and other instruments, with the SEC, and hereby ratify and confirm all that Mr. Fitting or his substitute, may do or cause to be done by virtue of this power of attorney.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                        Title                          Date
---------                        -----                          ----

/s/ Robert C. Fitting            Chief Executive Officer;
--------------------------       Director                       October 26, 1999
Robert C. Fitting

                                 Chairman of the Board of
------------------               Directors                      October 26, 1999
Lim Ming Seong

/s/ Lee Yip Loi                  Director                       October 26, 1999
--------------------------
Lee Yip Loi

                                 Director                       October 26, 1999
--------------------------
Tang Kum Chuen

/s/ Robert A. Grimes             Director                       October 26, 1999
--------------------------
Robert A. Grimes

/s/ Dennis W. Elliott            Director                       October 26, 1999
--------------------------
Dennis W. Elliott

/s/ Garry D. Kline               Vice President of Finance      October 26, 1999
--------------------------       (Principal Financial and
Garry D. Kline                   Accounting Officer)

                                  EXHIBIT INDEX


   Exhibit No.
   -----------
         (4)      -     1999 Employee Stock Purchase Plan

         (5)      -     Opinion of Dorsey & Whitney LLP

         (23)(a)  -     Consent of Dorsey & Whitney LLP (included in Exhibit 5)

         (23)(b)  -     Consent of KPMG LLP

         (23)(c)  -     Consent of Deloitte & Touche LLP

         (24)     -     Power of Attorney (included in Signatures)


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